                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  FORM 8-K/A

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)

                               February 2, 2001

                              NEWPORT CORPORATION
            (Exact name of registrant as specified in its charter)

          Nevada                         000-1649                94-0849175
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)


     1791 Deere Avenue, Irvine, California                          92606
       (Address of principal executive offices)                   (Zip Code)

      Registrant's telephone number, including area code:  (949) 863-3144

Item 2.  Acquisition or Disposition of Assets

     As previously reported in a Form 8-K filed on February 20, 2001, on February 2, 2001, Newport Corporation, a Nevada corporation (the "Registrant"), acquired all of the issued and outstanding capital stock of Kensington Laboratories, Inc., a California corporation ("Kensington"), in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of December 22, 2000 (the "Agreement") by and among the Registrant, KLI Acquisition Corp., a California corporation, Kensington and the three shareholders of Kensington, Paul Bacchi, Paul Filipski and David Harris (the "Kensington Shareholders"). Pursuant to the terms of the Agreement, 10,000 shares of Kensington common stock outstanding and held by the Kensington Shareholders were exchanged for 3,525,727 shares of the Registrant's common stock.

     This merger will be treated as a tax-free reorganization for federal income tax purposes. It has been accounted for as a pooling of interests.

     Kensington is in the business of manufacturing of high-precision robotic and motion control equipment that is used in the semiconductor and fiber optic communication industries. Registrant intends to utilize the assets acquired to enhance its capabilities in fiber connected optical device manufacturing and the operation of nanometer-scale motion control and wafer handling systems that are used for semiconductor production equipment. The press release issued by Registrant in connection with this merger is attached hereto as Exhibit 99.1.

     This amendment to the Current Report on Form 8-K originally filed on February 20, 2001 is being filed to include the historical financial statements of Kensington Laboratories, Inc. and the unaudited pro forma financial information listed below.

Item 7.  Financial Statements and Exhibits

        (a) Financial Statements of Business Acquired.

            The following financial statements of Kensington are included in this report:

            Audited consolidated balance sheets of Kensington as of December 31, 2000 and 1999, and the consolidated statements of income and retained earnings and of cash flows for each of the three years in the period ended December 31, 2000, together with the Notes thereto.

        (b) Pro Forma Financial Information.

            The following unaudited pro forma financial information is included in this report:

            (i) Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2000.

            (ii) Unaudited Pro Forma Consolidated Income Statement for the years ended December 31, 2000, 1999 and 1998; and

            (iii) Notes to the unaudited Pro Forma Consolidated Financial
                  Information.

        (c) Exhibits.

       Exhibit Number                         Description

             2.1 Agreement and Plan of Merger, dated as of December 22, 2000, by and among Newport Corporation, KLI Acquisition Corp., Kensington Laboratories, Inc., and the Shareholders of Kensington Laboratories, Inc.+

            99.1               Press Release dated February 5, 2001+

            99.2               Consent of PricewaterhouseCoopers LLP
-------------------
+ previously filed

Item 7(a). Financial Statements of Business Acquired.
           -----------------------------------------

                       Report of Independent Accountants


To the Board of Directors and Shareholders of Kensington Laboratories, Inc.

In our opinion, the accompanying balance sheets and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Kensington Laboratories, Inc. (the "Company") at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

San Jose, California
February 2, 2001

Kensington Laboratories, Inc.
Balance Sheets
(in thousands, except share data)
--------------------------------------------------------------------------------
                                                                 December 31,
                                                              2000        1999

Assets
  Current assets:
   Cash and cash equivalents                                   6,636    $  6,186
   Accounts receivable (net of allowance for doubtful
    accounts of $210 and $25 at December 31, 2000
    and 1999, respectively)                                    6,140       2,418
   Inventories                                                 6,478       2,436
   Prepaid expenses and other current assets                     207         127
        Total current assets                                 -------    --------
                                                              19,461      11,167

Property and equipment, net                                    5,847       4,661
                                                            --------    --------
      Total assets                                          $ 25,308    $ 15,828
                                                            ========    ========

Liabilities and Shareholders' Equity
Current liabilities:
   Current portion of notes payable to shareholders         $  1,867    $  4,077
   Accounts payable                                            1,092          33
   Accrued liabilities                                         1,442         542
   Accrued payroll costs                                         519         263
   Customer deposits                                           1,548         744
   State income taxes payable                                      -          68
   Current portion of note payable                               200         200
                                                            --------    --------
      Total current liabilities                                6,668       5,927

Notes payable to shareholders                                  1,867       3,733
Note payable                                                     500         700
                                                            --------    --------
      Total liabilities                                        9,035      10,360
                                                            --------    --------

Shareholders' equity:
  Common stock: par value $0.50;
   100,000 shares authorized; 10,000 shares
   issued and outstanding in 2000 and 1999                        19          19
  Retained earnings                                           16,254       5,449
                                                            --------    --------
      Total shareholders' equity                              16,273       5,468
                                                            --------    --------

       Total liabilities and shareholders' equity           $ 25,308    $ 15,828
                                                            ========    ========

  The accompanying notes are an integral parts of these financial statements.

Kensington Laboratories, Inc.
Statements of Income and Retained Earnings
(in thousands)
------------------------------------------------------------------------------

                                                  Year Ended December 31,
                                         -------------------------------------
                                             2000         1999         1998

Revenues                                 $  38,828     $   18,853    $  23,964
Costs of revenues                           19,114         10,681       11,341
                                         ---------     ----------    ---------
Gross profit                                19,714          8,172       12,623
                                         ---------     ----------    ---------
Operating expenses
 Research and development                    3,280          3,325        2,970
 Selling, general and administrative         1,698          1,443        1,219
                                         ---------     ----------    ---------
      Total operating expenses               4,978          4,768        4,189
                                         ---------     ----------    ---------

Operating income                            14,736          3,404        8,434
Interest income                                275            152          114
Interest expense                              (314)          (403)         (83)
                                         ---------     ----------    ---------

Income before income taxes                  14,697          3,153        8,465
Provision for income taxes                      51             28          135
                                         ---------     ----------    ---------


Net income                                  14,646          3,125        8,330

Retained earnings:
 Beginning of the year                       5,449         13,799       10,770
 Distribution to shareholders               (3,841)       (11,475)      (5,301)
                                         ---------     ----------    ---------

      End of the year                    $  16,254     $    5,449    $  13,799
                                         =========     ==========    =========

  The accompanying notes are an integral part of these financial statements.

Kensington Laboratories, Inc.
Statements of Cash Flows
(in thousands)
--------------------------------------------------------------------------------

                                                                 Year Ended December 31,
                                                         ------------------------------------
                                                             2000         1999          1998
Cash flows from operating activities:
  Net income                                             $  14,646    $   3,125     $   8,330
  Reconciliation of net income to net cash
   provided by operating activities:
     Depreciation and amortization                           1,627        1,705         1,270
     Allowance for doubtful accounts                           185            -             -
     Provision for excess and obsolete inventories               -            -            16
     Changes in assets and liabilities:
       Accounts receivable                                  (3,907)        (108)          749
       Inventories                                          (4,042)         454           253
       Prepaid expenses and other current assets               (80)          (8)          (12)
       Accounts payable                                      1,059         (118)          (86)
       Accrued liabilities                                   1,089          257            48
       Customer deposits                                       804          (11)            -
                                                         ---------    ---------     ---------
         Net cash provided by operating activities          11,381        5,296        10,568
                                                         ---------    ---------     ---------

Cash flows from investing activities:
  Purchase of property and equipment                        (2,813)      (2,313)         (885)
                                                         ---------    ---------     ---------
         Net cash used in investing activities              (2,813)      (2,313)         (885)
                                                         ---------    ---------     ---------

Cash flows from financing activities:
  Distributions to shareholders, net                        (3,841)      (5,875)       (2,900)
  Repayment of note receivable from related party                -            -           396
  Repayment of promissory note                                (200)           -             -
  Receipt of promissory note financing                           -          900             -
  Redemption of loan note payable to shareholder            (2,210)        (190)            -
  Partial redemption of notes payable to shareholders       (1,867)           -             -
                                                         ---------    ---------     ---------
         Net cash used in financing activities              (8,118)      (5,165)       (2,504)
                                                         ---------    ---------     ---------

Net (decrease)/increase in cash and cash equivalents           450       (2,182)        7,179

Cash and cash equivalents, beginning of year                 6,186        8,368         1,189
                                                         ---------    ---------     ---------

Cash and cash equivalents, end of year                   $   6,636    $   6,186     $   8,368
                                                         =========    =========     =========

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Income taxes                                         $     180    $      92     $      52
                                                         =========    =========     =========
    Interest                                             $     469    $     144     $      83
                                                         =========    =========     =========

Noncash financing and investing transactions:
  Notes payable issued for dividends                     $       -    $   5,600     $       -
                                                         =========    =========     =========

  The accompanying notes are an integral part of these financial statements.

Kensington Laboratories, Inc.
Notes to Financial Statements
(amounts in thousands)
--------------------------------------------------------------------------------

1.   The Company and Significant Accounting Policies

     Description of business
     Kensington Laboratories, Inc. (the "Company") manufactures advanced high-throughput, sub-micron motion control and robotic systems used by the semiconductor industry, particularly in advanced 300 millimeter processing systems. The Company is headquartered in Richmond, California and holds numerous patents covering advanced robotics and motion control technology.

     Use of estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Significant estimates include the allowance for doubtful accounts, reserves for slow-moving and excess inventories and certain accrued liabilities. Actual results could differ from those estimates.

     Concentrations of credit risk
     Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and accounts receivable. Cash and cash equivalents are invested primarily in deposits with one bank in the United States. Deposits in this bank may exceed the amount of insurance, if any, provided on the deposit. The Company has not experienced any losses on its cash or cash equivalents. The Company maintains reserves for estimated potential credit losses. Customers that accounted for 10% or more of revenues in 2000, 1999 and 1998 or accounts receivable at December 31, 2000 or 1999 are detailed below:

                                                                Percentage of Accounts
                     Percentage of Total Revenues             Receivable at December 31,
                 -----------------------------------------
     Customer      2000          1999             1998           2000         1999
        A          20%           18%              12%             18%          16%
        B        Less than 10%   16%         Less than 10%         1%          17%
        C          20%           11%              23%              9%          12%
        D        Less than 10%   11%              10%              3%           4%
        E          29%         Less than 10%       -              48%          20%

     Inventories
     Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property, plant and equipment
     Property, plant and equipment is stated at cost and is depreciated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over their estimated useful life or the term of the lease, whichever is shorter.

     Certain risks and uncertainties
     The Company's products are concentrated in the semiconductor industry which is highly competitive and subject to rapid change. The loss of a major customer or significant technological changes in the industry or customer requirements could have a near term material adverse effect on operating results.

Kensington Laboratories, Inc.
Notes to Financial Statements (Continued)
(amounts in thousands)
--------------------------------------------------------------------------------

     Long-lived assets
     The Company reviews property, plant and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to undiscounted future net cash flows the assets are expected to generate, at the lowest level of identifiable independent cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset, measured as the projected discounted future cash flows arising from the asset.

     Revenue recognition
     Revenues are recognized upon shipment. Customer deposits received ahead of shipment are recorded as a liability and are recorded as revenue upon shipment of the related product.

     S Corporation election
     Effective November 1, 1990, the Company elected by consent of its shareholders to have its income taxed directly to its stockholders. Accordingly, the Company is not subject to federal, income taxes, and is subject to state income taxes at a reduced rate. The provision for income taxes relates primarily to state income taxes.

     Comprehensive income
     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," effective January 1, 1998. This statement requires the disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. There are no significant components of comprehensive income excluded from net income; therefore, no separate statement of comprehensive income has been presented.

     Reclassifications
     Certain reclassifications have been made to the prior year financial statements to conform to the current year's presentation. Such reclassifications had no effect on previously reported results of operations or retained earnings.

2.   Inventories

     Inventories at December 31, 2000 and 1999 consist of:

                                                      2000          1999

     Raw materials                                $      411    $    1,169
     Work in progress                                  2,065           836
     Finished goods                                    4,002           431
                                                  ----------    ----------

     Total                                        $    6,478    $    2,436
                                                  ==========    ==========

Kensington Laboratories, Inc.
Notes to Financial Statements (Continued)
(amounts in thousands)
--------------------------------------------------------------------------------

3.   Property and Equipment

     Property and equipment at December 31, 2000 and 1999 consist of:

                                                            2000          1999

     Machinery and equipment                             $ 13,845      $ 11,870
     Construction in progress                                 749             -
     Leasehold improvements                                 1,299         1,289
     Furniture and fixtures                                   294           235
     Vehicles                                                  80            60
                                                         --------      --------
     Total                                                 16,267        13,454
     Accumulated depreciation and amortization            (10,420)       (8,793)
                                                         --------      --------

     Property and equipment, net                         $  5,847      $  4,661
                                                         ========      ========

4.   Note Payable

     During 1999, the company entered into a $1,000 promissory note arrangement with SafeCo. for the purchase of fixed assets for use in production. Interest is accrued at a rate of 7% per annum and the promissory note is secured by certain fixed assets. Interest expense recorded under this arrangement was $56 and $44 during the years ended December 31, 2000 and 1999, respectively.

     As of December 31, 2000, future payments under the note are as follows:

     Year Ending December 31,

     2001                                                        $  200
     2002                                                           200
     2003                                                           200
     2004                                                           100
                                                                 ------
           Total                                                    700
     Less: Current portion                                         (200)
                                                                 ------

           Noncurrent portion                                    $  500
                                                                 ------


5.   Notes Payable to Shareholders

     In 1998, one of the Company's shareholders lent the company $2,400 which the Company placed in a U.S. bank account on behalf of that shareholder. During 1999, $190 of the original loan principal was repaid. The remaining capital balance of $2,210 and associated accrued interest due of $210 was repaid in full to the shareholder on June 8, 2000.

Kensington Laboratories, Inc.
Notes to Financial Statements (Continued)
(amounts in thousands)
--------------------------------------------------------------------------------

     In January 1999, the Company issued promissory notes to two of the Company's shareholders for $5,600. The promissory notes were issued for the payment and distribution of the shareholders' Accumulated Adjustment Accounts under Section 1368 of the US Internal Revenue Code. The promissory notes bear interest at 4.64%. The principal amount of the promissory notes are repayable in three equal consecutive annual payments of $1,867.

     The first payment under these notes was made in December 2000 for the principal and $415 of associated accrued interest due. Interest on the unpaid principal balance of the promissory notes is due and payable annually, together with each payment of principal. At December 31, 2000, $1,867 is included in current liabilities and the associated accrued interest due of $103 is included in accrued liabilities. The remaining $1,867 is included in long term liabilities.

6.   Related Party Transactions

     The Company leases it premises on a month to month basis from a partnership whose partners are also the Company's controlling shareholders. Rent expense for the years ended December 31, 2000, 1999 and 1998 was $755. At December 31, 2000 and 1999, the Company had no amounts outstanding to the partnership.

7.   Subsequent Events

     On December 26, 2000, the Company announced the signing of a definitive agreement to merge with Newport Corporation ("Newport"), a NASDAQ listed company involved in the design, manufacture and marketing of high precision components, instruments and integrated systems to the fiber optic communications, semiconductor equipment, scientific research and industrial metrology markets.

     Subsequent to December 31, 2000, on February 5, 2001, the Company completed its previously announced merger with Newport. Newport issued approximately
     3.5 million shares in the all-stock transaction, which Newport will account for as a pooling of interest.

Item 7(b) Pro Forma Financial Information.
          -------------------------------

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth certain unaudited pro forma consolidated financial information giving effect to the merger of Newport Corporation (Newport) and Kensington Laboratories, Inc. (Kensington) accounted for as a pooling-of-interests. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the separate historical financial statements and the notes thereto of Newport Corporation, included in its Form 10-K for the year ended December 31, 2000, and the separate historical financial statements and the notes thereto of Kensington Laboratories, Inc., included elsewhere herein.

The unaudited pro forma consolidated balance sheet was prepared using the historical balance sheets of Newport and Kensington as of December 31, 2000. The fiscal year ends of Newport and Kensington are both December 31. The unaudited pro forma consolidated income statements for each of the three years in the period ended December 31, 2000 were prepared using the historical income statements of Newport and Kensington for the years ended December 31, 2000, 1999, and 1998.

The unaudited pro forma condensed combined financial information is included for comparative purposes only and does not purport to be indicative of the results of operations or financial position that actually would have been obtained if the merger had been effected at the dates indicated or of the financial position or results of operations that may be obtained in the future.

                              NEWPORT CORPORATION
                Unaudited Pro Forma Consolidated Balance Sheet
                               December 31, 2000

(In thousands, except share data)
                                                                                                  Pro Forma
                                                                        Newport        KLI       Adjustments           Total
ASSETS
Current assets:
    Cash and cash equivalents                                          $ 10,225     $ 6,636                         $ 16,861
    Marketable securities                                               289,781                                      289,781
    Customer receivables, net                                            64,101       6,140                           70,241
    Other receivables                                                     3,383                                        3,383
    Income tax receivable                                                 4,110                                        4,110
    Inventories                                                          74,107       6,478                           80,585
    Deferred tax assets                                                  17,720                         217  (2)      17,937
    Other current assets                                                  4,246         207                            4,453
                                                                       --------------------                         --------
        Total current assets                                            467,673      19,461                          487,351

Investments and other assets                                              9,773                                        9,773
Property, plant and equipment, at cost, net                              35,461       5,847                           41,308
Goodwill, net                                                            18,805                                       18,805
                                                                       --------------------                         --------
                                                                       $531,712     $25,308                         $557,237
                                                                       ====================                         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                   $ 23,705     $ 1,092                         $ 24,797
    Accrued payroll and related expenses                                 12,699         519              95  (2)      13,313
    Current portion of long-term debt                                     5,523       2,067                            7,590
    Deferred revenue                                                      1,148       1,548                            2,696
    Other current liabilities                                            10,554       1,442             448  (2)      12,444
                                                                       --------------------                         --------
        Total current liabilities                                        53,629       6,668                           60,840

Long-term debt                                                            7,173       2,367                            9,540
Deferred tax liabilities                                                    675                                          675

Commitments and contingencies

Stockholders' equity:
    Common stock, $0.1167 stated value, 75,000,000 shares
        authorized; 36,168,000 shares issued and outstanding
        at December 31, 2000; 31,385,000 shares at December 31, 1999      3,808           5                            3,813
    Capital in excess of stated value                                   375,371          14                          375,385
    Unamortized deferred compensation                                      (996)                                        (996)
    Accumulated other comprehensive loss                                 (7,235)                                      (7,235)
    Retained earnings                                                    99,287      16,254           (326)  (2)     115,215
                                                                       --------------------                         --------
        Total stockholders' equity                                      470,235      16,273                          486,182
                                                                       --------------------                         --------
                                                                       $531,712     $25,308                         $557,237
                                                                       ====================                         ========
See accompanying notes.

                              NEWPORT CORPORATION
               Unaudited Pro Forma Consolidated Income Statement
                         Year Ended December 31, 2000

(In thousands, except per share amounts)
                                                                                               Pro Forma
                                                                      Newport       KLI       Adjustments          Total
Net sales                                                            $252,853     $38,828        ($7,676) (1)    $284,005
Cost of sales                                                         142,479      19,114         (7,676) (1)     154,365
                                                                                                     448  (2)
                                                                     --------------------                        --------
Gross profit                                                          110,374      19,714                         129,640
Selling, general and administrative expense                            54,786       1,698            664  (2)      57,148
Research and development expense                                       21,704       3,280           (569) (2)      24,415
                                                                     --------------------                        --------

Income from operations                                                 33,884      14,736                          48,077
Interest expense                                                        1,927         314                           2,241
Interest income                                                         8,428         275                           8,703
Other income (expense), net                                              (421)          0                            (421)
                                                                     --------------------                        --------

Income before income taxes                                             39,964      14,697                          54,118
Income tax provision                                                   12,145          51           (217) (2)      17,807
                                                                                                   5,828  (3)
                                                                     --------------------                        --------
Net income                                                           $ 27,819     $14,646                        $ 36,311
                                                                     ====================                        ========
Earnings per share
      Basic                                                          $   0.93                                    $   1.09
      Diluted                                                        $   0.86                                    $   1.01

Number of shares used to calculate earnings per share
      Basic                                                            29,938                      3,526  (4)      33,464
      Diluted                                                          32,309                      3,526  (4)      35,835

See accompanying notes.

                              NEWPORT CORPORATION
               Unaudited Pro Forma Consolidated Income Statement
                         Year Ended December 31, 1999

(In thousands, except per share amounts)
                                                                                                  Pro Forma
                                                                     Newport         KLI         Adjustments        Total
Net sales                                                            $144,112    $  18,853       ($3,440) (1)     $159,525
Cost of sales                                                          81,646       10,681        (3,440) (1)       88,887
                                                                     ---------------------                        --------

Gross profit                                                           62,466        8,172                          70,638
Selling, general and administrative expense                            36,760        1,443                          38,203
Research and development expense                                       13,300        3,325                          16,625
                                                                     ---------------------                        --------

Income from operations                                                 12,406        3,404                          15,810
Interest expense                                                        1,785          403                           2,188
Interest income                                                           144          152                             296
Other income (expense), net                                                59            0                              59
                                                                     ---------------------                        --------

Income before income taxes                                             10,824        3,153                          13,977
Income tax provision                                                    2,956           28         1,233  (3)        4,217
                                                                     ---------------------                        --------

Net income                                                           $  7,868    $   3,125                        $  9,760
                                                                     =====================                        ========
Earnings per share
      Basic                                                          $   0.29                                     $   0.32
      Diluted                                                        $   0.28                                     $   0.30

Number of shares used to calculate earnings per share
      Basic                                                            27,413                      3,526  (4)       30,939
      Diluted                                                          28,549                      3,526  (4)       32,075

See accompanying notes.

                              NEWPORT CORPORATION
               Unaudited Pro Forma Consolidated Income Statement
                         Year Ended December 31, 1998

(In thousands, except per share amounts)
                                                                                                   Pro Forma
                                                                     Newport         KLI          Adjustments       Total
Net sales                                                            $142,825      $23,964       ($2,939) (1)     $163,850
Cost of sales                                                          80,407       11,341        (2,939) (1)       88,809
                                                                     ---------------------                        --------

Gross profit                                                           62,418       12,623                          75,041
Selling, general and administrative expense                            34,402        1,219                          35,621
Research and development expense                                       11,738        2,970                          14,708
                                                                     ---------------------                        --------

Income from operations                                                 16,278        8,434                          24,712
Interest expense                                                        1,891           83                           1,974
Interest income                                                           510          114                             624
Other income (expense), net                                              (336)                                       (336)
                                                                     ---------------------                        --------
Income before income taxes                                             14,561        8,465                          23,026
Income tax provision                                                    3,365          135         3,251 (3)         6,751
                                                                     ---------------------                        --------
Net income                                                           $ 11,196      $ 8,330                        $ 16,275
                                                                     =====================                        ========

Earnings per share
      Basic                                                          $   0.41                                     $   0.53
      Diluted                                                        $   0.40                                     $   0.51

Number of shares used to calculate earnings per share
      Basic                                                            27,132                      3,526 (4)        30,658
      Diluted                                                          28,316                      3,526 (4)        31,842

See accompanying notes.

                   Notes to Unaudited Pro Forma Consolidated
                             Financial Information

(1) To eliminate purchases made by Newport Corporation from Kensington Laboratories, Inc.
(2) Adjustments and reclassifications to conform the accounting policies of Kensington Laboratories, Inc. to those of Newport Corporation, including related tax effects.
(3) To refect the pro forma tax effect of the conversion of Kensington Laboratories, Inc. from an S-Corporation to a C-Corporation upon completion of the merger.
(4) To refect the additional shares of Newport Corporation common stock issued in conjunction with the Kensington Laboratories, Inc. pooling transaction.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              NEWPORT CORPORATION


April 18, 2001           /s/ Charles F. Cargile
                         --------------------------------------------
                         Charles F. Cargile, Vice President
                         and Chief Financial Officer

                                 EXHIBIT INDEX

  Exhibit
  Number                               Description

    2.1 Agreement and Plan of Merger, dated as of December 22, 2000, by and among Newport Corporation, KLI Acquisition Corp., Kensington Laboratories, Inc., and the Shareholders of Kensington Laboratories, Inc.+

   99.1       Press Release dated February 5, 2001+

   99.2       Consent of PricewaterhouseCoopers LLP

-----------------
+ previously filed